Exhibit 99.1

For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES REPORTS SECOND QUARTER 2005 OPERATING RESULTS

Earnings per Share Improve $0.08 on Sales Increase of 3.0%

Company Raises Earnings Target for Fiscal-Year 2005 to $1.20 - $1.30 Per Share

(Newport Beach, California, April 28, 2005) – Water Pik Technologies, Inc. (NYSE: PIK) today announced sales for the second quarter ended March 31, 2005 were $69.7 million, an increase of 3.0 percent as compared to sales of $67.7 million for the same three-month period ended March 31, 2004.  Net income was $0.1 million or $0.01 per share for the second quarter 2005 as compared to a loss of $0.8 million or $0.07 per share for the same period of 2004.  Loss from continuing operations was $0.1 million or $0.01 per share for the second quarter 2005 as compared with a loss of $0.8 million or $0.07 per share for the same three-month period last year.  The second quarter 2005 included an after tax gain on discontinued operations of $0.2 million or $0.02 per share from the sale of intellectual property relating to the Ozone product line.  The second quarter 2005 EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations was $2.8 million as compared to $1.7 million for the same period in 2004.

(In thousands, except per-share amounts)	Three Months Ended March 31,		Six Months Ended March 31,
(Unaudited)	2005	2004	2005	2004

Sales	$69,689	$67,661	$159,587	$164,772
Operating income (loss)	$284	$(841)	$10,160	$8,831
Income (loss) from continuing operations	$(88)	$(849)	$5,887	$5,120
Net income (loss)	$142	$(849)	$6,117	$5,090
EPS from continuing operations	$(0.01)	$(0.07)	$0.47	$0.41
Net income (loss) per common share	$0.01	$(0.07)	$0.48	$0.40
EBITDA from continuing operations	$2,766	$1,670	$15,264	$13,978

more

Sales for the six months ended March 31, 2005 were $159.6 million, a decrease of 3.2 percent as compared to sales of $164.8 million for the same period in 2004.  Sales for the six months ended March 31, 2005 included $4.0 million of incremental chlorinator and heat exchanger sales from the Huron Tech Systems business acquired in January 2004.  Net income increased 19.6 percent to $6.1 million or $0.48 per share for the six months ended March 31, 2005 as compared to $5.1 million or $0.40 per share for the same period in 2004.  For the six months ended March 31, 2005, EBITDA from continuing operations was $15.3 million as compared to $14.0 million for the same period in 2004.

“During the quarter we leveraged our sales into higher profitability,” said Water Pik Technologies’ Chief Executive Officer Michael P. Hoopis.  “We are raising our earnings targets for the second half of the year due to stronger than expected momentum in our Pool Products and Heating Systems business.  Expected distribution gains for our Personal Health Care business put us on track to accelerate growth during the balance of the year.”

Business Segment Performance

(Amounts in thousands)	Three Months Ended March 31,		Six Months Ended March 31,
(Unaudited)	2005	2004	2005	2004
POOL PRODUCTS AND HEATING SYSTEMS:
Pool products	$34,188	$30,230	$82,242	$79,292
Water-heating systems	9,261	8,727	21,535	20,257
Total sales	$43,449	$38,957	$103,777	$99,549

Gross profit	$8,032	$5,948	$23,515	$21,835
Operating income (loss)	$(1,265)	$(2,471)	$5,733	$5,032

Gross profit as a percent of sales	18.5%	15.3%	22.7%	21.9%
Operating income (loss) as a percent of sales	(2.9%)	(6.3%)	5.5%	5.1%

For the three months ended March 31, 2005, Pool Products and Heating Systems:

•                  Sales increased $4.4 million or 11.3 percent compared to the same period of 2004.  Pool products sales increased $4.0 million or 13.2 percent due primarily to $1.8 million in incremental chlorinator and heat exchanger sales from the acquired Huron Tech Systems business, higher product pricing, increased sales of pumps and filters due to the success of our builder conversion program and the introduction of the new JandyColors™ multi-colored pool and spa lights.  Water-heating system sales increased $0.6 million or 6.9 percent due primarily to sales of the Laars® Rheos® and Pennant® commercial boilers and slightly higher residential product sales.

•                  Gross profit increased $2.1 million to $8.0 million or 18.5 percent of sales for the second quarter 2005 primarily due to higher sales combined with higher pricing, favorable product mix and improved warranty costs.  The impact of higher costs for commodities combined with increased freight rates, due primarily to higher fuel costs, partially offset the overall increase in gross profit and gross profit as a percent of sales.

•                  Operating loss improved $1.2 million or 48.0 percent for the second quarter 2005 compared to the same three-month period in 2004 due primarily to higher sales and gross profit.

(Amounts in thousands)	Three Months Ended March 31,		Six Months Ended March 31,
(Unaudited)	2005	2004	2005	2004
PERSONAL HEALTH CARE:
Oral health products	$11,983	$10,978	$25,425	$25,300
Shower products	13,102	16,864	26,954	35,496
Other products	1,155	862	3,431	4,427
Total sales	$26,240	$28,704	$55,810	$65,223

Gross profit	$10,778	$11,388	$22,939	$25,401
Operating income	$1,549	$1,630	$4,427	$3,799

Gross profit as a percent of sales	41.1%	39.7%	41.1%	38.9%
Operating income as a percent of sales	5.9%	5.7%	7.9%	5.8%

For the three months ended March 31, 2005, Personal Health Care:

•                  Sales decreased $2.5 million or 8.7 percent for the second quarter 2005 compared to the same period in 2004 primarily driven by lower sales of Shower products.  Sales of Oral health products increased $1.0 million due primarily to the continued success of the cordless Waterpik® dental water jet (oral irrigator) and higher sales of professional oral health products.  Sales of Shower products decreased $3.8 million due to the timing of promotional programs combined with competitive pressures, partially offset by sales of Elements™ and Dual Massage™ showerheads launched in late 2004.  Increased promotional activity, continuing customer rollouts of product sets and new product launches for Shower products is expected to have a positive impact on the Personal Health Care segment sales for the second half of Fiscal-Year 2005.  Sales for the Other products category increased $0.3 million due to lower personal stress relief product returns partially offset by lower water filtration product sales.

•                  Gross profit decreased $0.6 million or 5.3 percent for the second quarter 2005 compared to the same three-month period in 2004 due to lower sales.  However, gross profit as a percent of sales increased to 41.1 percent of sales for the second quarter 2005 from 39.7 percent of sales for the same period in 2004 due primarily to a favorable mix of higher-margin Oral health products.

•                  Operating income decreased $0.1 million or 6.3 percent for the second quarter 2005 compared to the same period of 2004, due to the decrease in sales largely offset by improved gross profit as a percent of sales combined with operating expense controls.

Discontinued Product Line

In December 2002, we formalized a plan to dispose of our Ozone product line, a component of the Personal Health Care segment.  The Ozone product line included the Aquia® home sanitizing product introduced in September 2001.  Disposition of the tangible assets of the Ozone product line was completed during the nine months ended September 30, 2004.

During the three months ended March 31, 2005, we entered into an agreement to sell our remaining Ozone patents and trademarks to Advantage Engineering, Inc. (Advantage).  Under the agreement, Advantage entered into a new patent license agreement for ozone generator cell technologies with Lynntech International, Ltd. (Lynntech), our former licensor, and our patent license agreement with Lynntech was terminated.  In connection with this sale, we recognized a $0.2 million after tax gain during the second quarter 2005 from the sale of the intellectual property interest.  Operating results for the discontinued product line have been reported separately as discontinued operations in the consolidated statements of income for all periods presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Additional Financial Highlights

Cash used in operations was $32.3 million for the six months ended March 31, 2005, compared to $15.8 million for the same period of 2004.  Cash flows primarily from net income of $6.1 million and financing activities of $23.9 million were used to fund a net increase in working capital primarily driven by the seasonal increase in accounts receivable.  Additionally, cash used in operations increased due to higher levels of inventory and the timing of payments of accounts payable.  Cash used for accrued liabilities increased due primarily to higher level of payments for customer volume-based incentives and employee payroll, benefit and incentive compensation programs.

Capital expenditures from continuing operations for the three months and six months ended March 31, 2005 were $0.8 million and $1.7 million, respectively, compared to $0.8 million and $3.1 million, respectively, for the same period last year.  Depreciation and amortization from continuing operations for the three months and six months ended March 31, 2005 were $2.4 million and $4.8 million, respectively, compared to $2.5 million and $5.2 million, respectively, for the same period of 2004.

Outlook

The Company has raised its earnings outlook for Fiscal-Year 2005 to a range of $1.20 to $1.30 per diluted share.  For Fiscal-Year 2005, sales growth for the Company is targeted in the range of 4 to 6 percent compared to the same twelve months ended September 30, 2004.  Sales growth for the Pool Products and Heating Systems segment increased to a range of 8 to 10 percent for Fiscal-Year 2005.  Sales growth for the Personal Health Care segment is targeted in the range of 6 to 8 percent for the second six months of Fiscal-Year 2005, as compared to the same period of 2004, and Fiscal-Year 2005 is expected to be less than the comparable period in 2004.  The sales and earnings per share growth targets incorporate 52 weeks for Fiscal-Year 2005 as compared to 53 weeks for the comparable period in 2004.

Investor Conference Call and Web Cast

A conference call to discuss operating results for the three months and six months ended March 31, 2005 will be held with Mike Hoopis, Water Pik Technologies’ President and CEO, and Vic Streufert, the Company’s Vice President, Finance and CFO, at 11:00 am Pacific Daylight Time (2:00 pm EDT), Friday, April 29, 2005.  To access the live web cast or an archived replay, please go to www.waterpik.com or www.vcall.com.

If you are interested in listening to the conference call, please dial 888-425-9158 at least five minutes before the scheduled conference call start time.  The access code for this conference call is: PIK.  Approximately two hours after the end of the call, you may access a replay of the call by dialing 866-423-2216.  The replay will be available through 6:00 pm Pacific Daylight Time on May 3rd.

Forward-looking Statements

In this press release, the statements from Mr. Hoopis are forward-looking statements.  Any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company’s filings with the Securities and Exchange Commission, including, among others, its ability to develop new products and execute its growth strategy, the uncertainty of new product testing and regulatory approvals, the uncertainty that its marketing efforts will achieve the desired results with respect to existing or new products, its dependence on key customers, the seasonal nature of its businesses, the impact of consumer confidence and consumer spending, the effect of product liability claims, the impact of rising commodity costs such as steel, copper, titanium, resin and oil, risks associated with using foreign suppliers including increased transportation costs and potential supply chain disruption due to delays at West Coast ports, failure to protect its intellectual properties and its ability to integrate acquisitions and realize expected synergies.  With respect to the Company’s strategic alternatives announcement on January 4, 2005, no assurance can be given that any strategic alternative involving a transaction will be pursued or, if a transaction is pursued, that it will be consummated.  In addition, the impact, if any, that pursuing strategic alternatives will have on the financial performance or operations of the Company is uncertain.  The reader is cautioned not to rely on any forward-looking statements, as actual results may differ materially from those reflected in the forward-looking statements.  The Company does not have any intention or obligation to update forward-looking statements, even if new information, future events or other circumstances make them incorrect or misleading.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug store chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates ten major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the following schedules reconcile EBITDA (earnings before interest, taxes, depreciation and amortization) to income from continuing operations before taxes, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP), for the periods presented.

In order to fully assess our financial results, we believe that EBITDA is an appropriate measure for evaluating our operating performance.  We are providing this information because it is a key metric to the investment community and assists in their understanding and analysis of our operating performance.  Accordingly, EBITDA should be considered in addition to, and not as a substitute for, or superior to, any measures of financial performance prepared in compliance with GAAP.

The following tables represent consolidated statements of operations, consolidated and segment reconciliation of EBITDA to income from continuing operations before income taxes, condensed consolidated balance sheets and consolidated statements of cash flows.

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004

Sales	$69,689	$67,661	$159,587	$164,772
Gross profit	18,810	17,336	46,454	47,236
Selling expenses	11,435	11,176	21,975	23,510
General and administrative expenses	5,387	5,299	11,230	11,348
Research and development expenses	1,704	1,702	3,089	3,547
Operating income (loss)	284	(841)	10,160	8,831
Interest expense	526	546	891	1,004
Other income	(96)	(70)	(304)	(128)
Income (loss) from continuing operations before income taxes	(146)	(1,317)	9,573	7,955
Income tax provision (benefit)	(58)	(468)	3,686	2,835
Income (loss) from continuing operations	(88)	(849)	5,887	5,120

Discontinued operations:
Income (loss) from operations of discontinued product line	374	—	374	(45)
Income tax provision (benefit)	144	—	144	(15)
Income (loss) on discontinued operations	230	—	230	(30)
Net income (loss)	$142	$(849)	$6,117	$5,090

Diluted net income (loss) per common share*
Continuing operations	$(0.01)	$(0.07)	$0.47	$0.41
Discontinued operations	0.02	—	0.02	—
Net income	$0.01	$(0.07)	$0.48	$0.40

Weighted average common shares outstanding	12,751	11,941	12,651	12,581

*                 Diluted net income (loss) per common share may not add due to rounding.

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED AND SEGMENT RECONCILIATION OF EBITDA TO INCOME

FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004

WATER PIK TECHNOLOGIES, INC.
Reconciliation of EBITDA:
Income (loss) from continuing operations before income taxes	$(146)	$(1,317)	$9,573	$7,955
Interest expense, net	525	486	866	866
Depreciation and amortization	2,387	2,501	4,825	5,157
EBITDA from continuing operations	$2,766	$1,670	$15,264	$13,978

POOL PRODUCTS AND HEATING SYSTEMS
Reconciliation of EBITDA:
Income (loss) from continuing operations before income taxes	$(1,615)	$(2,847)	$5,176	$4,424
Interest expense, net	441	382	648	596
Depreciation and amortization	1,002	1,003	2,008	2,076
EBITDA from continuing operations	$(172)	$(1,462)	$7,832	$7,096

PERSONAL HEALTH CARE
Reconciliation of EBITDA:
Income from continuing operations before income taxes	$1,469	$1,530	$4,397	$3,531
Interest expense, net	84	104	218	270
Depreciation and amortization	1,385	1,498	2,817	3,081
EBITDA from continuing operations	$2,938	$3,132	$7,432	$6,882

WATER PIK TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	March 31, 2005	September 30, 2004
	(Unaudited)
ASSETS
Cash	$1,385	$11,036
Accounts receivable, net	79,464	58,418
Inventories	52,487	45,387
Deferred income taxes	8,632	8,736
Prepaid expenses and other current assets	3,231	2,803
Total current assets	145,199	126,380
Property, plant and equipment, net	42,544	45,553
Goodwill, net	35,602	35,149
Deferred income taxes	847	225
Other assets	4,522	3,893
TOTAL ASSETS	$228,714	$211,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$21,815	$26,069
Accrued income taxes	—	27
Accrued liabilities	22,072	32,529
Current portion of long-term debt	3,834	3,838
Total current liabilities	47,721	62,463
Long-term debt, less current portion	44,729	20,839
Other accrued liabilities	6,171	5,358
TOTAL LIABILITIES	98,621	88,660
TOTAL STOCKHOLDERS’ EQUITY	130,093	122,540
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$228,714	$211,200

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended March 31,
	2005	2004

Operating activities:
Net income	$6,117	$5,090
Loss (income) from discontinued product line	(230)	30
Income from continuing operations	5,887	5,120
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,825	5,157
Deferred income taxes	253	47
Tax benefit of pre spin-off foreign tax losses	—	18
Compensation expense arising from stock awards	317	474
Tax benefit from expense of stock awards	73	191
Interest income from stockholder notes	—	(136)
Loss on sale of property, plant and equipment	8	40
Change in operating assets and liabilities:
Accounts receivable	(20,847)	(23,378)
Inventories	(6,704)	3,471
Accounts payable	(4,364)	(198)
Accrued liabilities	(10,511)	(2,603)
Accrued income taxes	(442)	(2,281)
Other assets and liabilities	(804)	(1,679)
Cash used in operating activities	(32,309)	(15,757)

Investing activities:
Purchase of business net of cash acquired	—	(10,128)
Purchase of property, plant and equiptment	(1,699)	(3,118)
Disposal of property, plant and equipment	34	(7)
Cash used in investing activities	(1,665)	(13,253)

Financing activities:
Net borrowings under revolving credit facilities	25,789	27,168
Payments on promissory notes	(1,891)	(1,897)
Proceeds from exercise of options	171	1,086
Acquisition of treasury stock	(161)	—
Principal payments on capital leases	(10)	(10)
Cash provided by financing activities	23,898	26,347
Effect of exchange rate changes on cash	195	(103)
Cash provided by (used in) discontinued operations	230	(30)
Decrease in cash	(9,651)	(2,796)
Cash at beginning of period	11,036	3,888
Cash at end of period	$1,385	$1,092

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